Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

COMFORCE Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (Registration Nos. 333-47941 and 333-52356) and Form S-8 (Registration Nos. 333-32271, 333-46787, 333-82199, 333-56962 and 333-104730) of COMFORCE Corporation and subsidiaries of our report dated March 20, 2006, relating to the consolidated financial statements of COMFORCE Corporation and subsidiaries as of December 25, 2005 and December 26, 2004, and for each of the fiscal years in the three-year period ended December 25, 2005, and the related financial statement schedule, which report appears in the December 25, 2005 annual report on Form 10-K of COMFORCE Corporation.

/s/ KPMG LLP
KPMG LLP

Melville, New York

March 21, 2006

E-5